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                                                                    Exhibit 2.10


                     DISTRIBUTION-RELATED OPTION AGREEMENT
                                      and
                           TRANSFORMATION AGREEMENT
                            Instrument of Amendment
                            -----------------------

     Amendment dated this 29th day of January, 2002 by and between Enterasys Networks, Inc. ("Parent") and Aprisma Management Technologies, Inc. ("Aprisma"):

                                  WITNESSETH:

     WHEREAS Parent (under its former name Cabletron Systems, Inc.) and Aprisma, together with certain other parties, are parties to that certain Distribution-Related Option Agreement (as previously amended, the "Distribution Agreement") and that certain Amended and Restated Transformation Agreement (as previously amended, the "Transformation Agreement"); and

     WHEREAS Section 3 of the Distribution Agreement and Section 9.2 of the Transformation Agreement each provide that the Distribution Agreement and the Transformation Agreement, as applicable, as it relates to any of the signatory subsidiaries of Parent, including Aprisma, may be amended by written instrument executed by such signatory and by Parent; and

     WHEREAS Parent and Aprisma wish to amend the Distribution Agreement and Transformation Agreement as each relates to Aprisma;

     NOW, THEREFORE, Parent and Aprisma amend the Distribution Agreement and the Transformation Agreement as follows, effective immediately:

     1. Notwithstanding anything to the contrary in the Distribution Agreement or the Transformation Agreement, in the event of a "Distribution" (as that term is defined in the Distribution Agreement) by Parent of shares of Aprisma, no option to acquire stock of Parent that was granted by Parent in substitution of or replacement for one or more options granted by Parent's former subsidiary Enterasys Networks, Inc. (subsequently merged into Parent) ("Enterasys Sub") under the 2000 Equity Incentive Plan of Enterasys Sub in connection with the merger of Enterasys Sub with and into Parent shall be treated, for purposes of the Distribution Agreement or the Transformation Agreement, as an Eligible CSI Option as that term is defined in the Distribution Agreement or the Transformation Agreement, as applicable.

     2. Except as modified by paragraph 1 above, the Distribution Agreement and Transformation Agreement as each relates to Aprisma shall continue in full force and effect.


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     IN WITNESS WHEREOF, Enterasys Networks, Inc. and Aprisma Management
Technologies, Inc. have caused their respective officers to execute this Instrument of Amendment as of the date first above written.


                         ENTERASYS NETWORKS, INC.


                         By:/s/ Gerald M. Haines II
                            -------------------------------------
                            Name: Gerald M. Haines II
                            Title: Executive Vice President


                         APRISMA MANAGEMENT TECHNOLOGIES, INC.


                         By:/s/ Michael Skubisz
                            ------------------------------------
                            Name: Michael Skubisz
                            Title: President and Chief Executive Officer